PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com

NEWS RELEASE


FOR IMMEDIATE RELEASE                   Contact:John W. Conlon
---------------------                           Chief Financial Officer
April 15, 2004                                  (740) 373-3155


               PEOPLES BANCORP INC. REPORTS FIRST QUARTER EARNINGS
      ---------------------------------------------------------------------

         MARIETTA, Ohio - Peoples Bancorp Inc. (NASDAQ: PEBO) announced net income of $5,366,000 for the first quarter of 2004, up 7% from $5,014,000 a year ago. Earnings per diluted shares were $0.50 for the three months ended March 31, 2004, compared to $0.49 earned in last year's first quarter. Peoples' increased first quarter earnings were attributable to higher levels of net interest income and non-interest revenues, primarily the result of the Kentucky Bancshares Incorporated ("KBI") acquisition completed in mid-2003 and balance sheet restructuring initiatives in late 2003.
         "Completing the first quarter with a 7% net income growth over the same quarter last year is a good start for the year," said Robert E. Evans, Chairman, President and CEO. "We are confident that recent strategic actions provide us with a solid foundation for long-term earnings growth."
         Evans added, "We continue the drive to expand our financial and insurance customer base through selective business acquisitions, like the recently announced addition of the Putnam Agency in the Ashland, Kentucky and Huntington, West Virginia markets. The Putnam Agency has been developing relationships since 1904."
         Through the first three months of 2004, net interest income totaled $13,548,000 compared to $13,058,000 in 2003's first quarter. This increase was due to earning assets added through the KBI acquisition, as well as Peoples' efforts to reduce cost of funds more than the corresponding decline in yields from assets repricing downward in the current rate environment. For the quarter ended March 31, 2004, Peoples' average cost of funds was 2.28% compared to 3.03% for the same quarter a year ago, while the average yield on earning assets was 5.60% and 6.41% for the same periods, respectively. Although these factors have produced additional net interest income, they have also contributed to compression of net interest margin from a year ago. In the first quarter of 2004, net interest margin was 3.56% versus 3.70% for the same quarter in 2003 and 3.32% for the fourth quarter of 2003. The net interest margin for fourth quarter of 2003 was also impacted by $376,000 of combined additional premium amortization and reduction in interest income on mortgage-backed securities. Excluding these adjustments, the fourth quarter net interest margin would have been 3.41%.
         "The Federal Reserve's decision to leave rates at such low levels for an unprecedented period continues to impact Peoples' net interest income and margin," said Jack Conlon, Peoples' Chief Financial Officer. "However, a modest increase in earning assets, due to acquisitions and an investment growth strategy, plus the balance sheet restructuring in late 2003, mitigated some of the impact of declining asset yields. Since net interest income remains a key component of our earnings, we continue to manage Peoples' interest rate risk position for the inevitable increase in market rates, while attempting to make the best of current conditions."
         Non-interest income was $4,825,000 for the first quarter of 2004, up 23% from $3,935,000 a year ago. Revenues from offices added in the KBI acquisition, primarily deposit account service charges and fiduciary income, and additional business owned life insurance ("BOLI") were the main factors contributing to the overall increase in non-interest income.
         "Our disciplined acquisition and expansion strategy over the last several years has afforded us the ability to grow both traditional and non-traditional revenues," commented Mark Bradley, Peoples' Chief Operating Officer. "In addition, we believe non-traditional revenues, such as insurance and investment commissions and fiduciary revenues, remain viable sources for future non-interest income growth. With earnings pressures from net interest margin compression likely to linger, we continue to focus our efforts on further diversifying revenues and reducing Peoples' reliance on net interest income."
         Deposit account service charges totaled $2,253,000 for the first quarter of 2004, a 31% increase compared to the same period in 2003. This increase was primarily the result of a combination of higher volumes of overdraft and non-sufficient funds fees and an overall increase in the number of checking accounts from the KBI acquisition, as well as an increase in the per item amount of certain cost recovery fees. Peoples' fiduciary revenues improved to $774,000 in the first quarter, from $586,000 for the same period in 2003, attributable to additional assets under management. E-banking revenues, primarily ATM and debit card fees, grew 15% from a year ago, totaling $523,000 for the first quarter of 2004. Peoples' mortgage banking activities produced revenues of $199,000 for the three months ended March 31, 2004, versus $230,000 for 2003's first quarter, reflecting lower levels of real estate loan refinance activity.
         Non-interest expense was $10,290,000 in the first quarter of 2004 versus $9,119,000 for the same period in 2003. Salaries and benefits, Peoples' largest expense, totaled $5,389,000 for the quarter ended March 31, 2004, an increase of 14% from a year ago, due mostly to annual salary adjustments necessary to retain and recruit key associates and the addition of approximately 30 associates in conjunction with the KBI acquisition. For the first quarter of 2004, occupancy and equipment costs increased 11%, as acquisitions and investments in technology produced additional depreciation expense in 2004, while intangible amortization doubled from a year ago due to the KBI acquisition. Compared to the fourth quarter of 2003, non-interest expense was down $7,039,000 in the first quarter of 2004, with long-term debt prepayment penalties which occurred in the fourth quarter of 2003 accounting for $6,817,000 of the decline. Excluding the prepayment penalties and intangible amortization, non-interest expense decreased 2% due to a reduction in various operating expenses.
         The non-interest leverage ratio serves as a measurement of efficiency and performance and is a key performance indicator for Peoples. The ratio, defined as non-interest income as a percentage of operating expenses, excludes gains and losses on securities transactions and asset disposals, as well as intangible asset amortization. For the three months ended March 31, 2004, the non-interest leverage ratio was 46.7%, an improvement from 44.1% a year ago.
         "The improvement in the non-interest leverage ratio is a reflection of our commitment to grow non-interest revenues without proportional increases in operating expense," commented Bradley. "We continue to analyze opportunities to enhance revenues and limit expenses, as we work towards our strategic goal of a non-interest leverage ratio in excess of 50%."
         In the first quarter of 2004, Peoples' tax advantaged investments produced additional benefits, which reduced Peoples' effective tax rate to 27.0% compared to 28.8% a year ago. The lower effective tax rate also accounted for a portion of Peoples' first quarter earnings growth. The tax strategies employed are long-term and will help Peoples manage its overall tax burden in future years.
         Nonperforming loans comprised 0.76% of total loans at March 31, 2004, compared to 0.73% at December 31, 2003, while nonperforming assets comprised 0.43% and 0.41% of total assets for the same periods, respectively. In the first quarter of 2004, Peoples' provision for loan losses was $794,000, down from $915,000 in the prior quarter and down from $831,000 a year ago. At March 31, 2004, the allowance for loan losses was $14.8 million, or 1.62% of total loans, compared to $14.6 million, or 1.59% of total loans, at year-end 2003.
          "Our long-standing commitment to sound underwriting standards, coupled with a diligent loan review process, have produced good quality loans," stated Bradley. "In addition, our loan delinquencies have decreased modestly, and we have maintained solid asset quality ratios that compare favorably to our peers."
         In the first quarter of 2004, net loan chargeoffs were $595,000, up from $554,000 a year ago but down from $763,000 in the fourth quarter of 2003. Consumer loans comprised the largest portion of net chargeoffs, totaling $275,000 and $201,000 for the three months ended March 31, 2004 and 2003, respectively. Net chargeoffs relating to the Overdraft Privilege Program were $135,000 in the first quarter of 2004 versus $117,000 in 2003's first quarter. Real estate net chargeoffs totaled $155,000 for the first three months of 2004, up from $7,000 for the same period in 2003. In the first quarter of 2004, Peoples' commercial loan recoveries exceeded chargeoffs, resulting in net recoveries of $100,000 compared to net chargeoffs of $186,000 in 2003's first quarter. A significant portion of the commercial loan recoveries relate to a group of loans, in a single customer relationship, which had been charged-down in the first half of 2002.
         At March 31, 2004, loans totaled $910.8 million, down $4.2 million since year-end 2003, due to declines in real estate and consumer loans. Peoples also had $2.2 million of fixed-rate real estate loans originated and held for sale into the secondary market. Peoples is also servicing $85 million of fixed-rate real estate loans previously sold into the secondary markets due to the associated interest rate risk.
         In late 2003, Peoples entered into an agreement to sell its existing credit card portfolio and formed an affiliation with an unrelated financial institution to serve the credit card needs of Peoples' customers. Final settlement of the sale, which did not materially impact Peoples' results of operation or financial position, occurred in the first quarter of 2004.
          "Our first quarter results reflect the challenge of growing earnings with interest rates remaining at extremely low levels," summarized Bradley. "We remain committed to a needs-based approach that fulfills the financial needs of our customers as a means of enhancing Peoples' profitability. Our long-term objectives are best achieved in more normal economic and interest rate conditions."
         Peoples Bancorp Inc., a diversified financial products and services company with $1.7 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 49 locations and 32 ATMs in Ohio, West Virginia and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples or enroll in Peoples' Internet banking product at www.peoplesbancorp.com.


Conference Call to Discuss Earnings:
------------------------------------
         Peoples will conduct a facilitated conference call to discuss first quarter results of operations on April 16, 2004, at 4:00 p.m. eastern time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (888) 424-5801. A simultaneous Webcast of the conference call audio will be available online via the home page and/or Investor Relations section of www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation or download and install the necessary software. A replay of the call will be available on Peoples' website for 30 days.


Safe Harbor Statement:
----------------------
         This press release may contain certain forward-looking statements with respect to Peoples' financial condition, results of operations, plans, objectives, future performance and business. Except for the historical and present factual information contained in this press release, the matters discussed in this press release, and other statements identified by words such as "expects," "believes," "plans," "will," "would," "should," "could" and similar expressions are forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These forward looking statements are subject to risks and uncertainties that may cause actual results to differ materially. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment impact interest margins; (3) prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions are less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) legislative or regulatory changes or actions adversely affect Peoples' business; (7) changes and trends in the securities markets; (8) a delayed or incomplete resolution of regulatory issues; (9) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; (10) the outcome of regulatory and legal proceedings and (11) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission ("SEC"). Peoples undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. Copies of documents filed with the SEC are available free of charge at the Commission's website at http://www.sec.gov and/or from Peoples' website.



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PEOPLES BANCORP INC.  (NASDAQ:  PEBO)
Financial Highlights (Unaudited)

                                                                           -----------------------------------
                                                                                   Three Months Ended
                                                                                       March 31,
(in $000's, except per share data)                                                2004               2003
                                                                           -----------------------------------
PER SHARE DATA (a) Net income per share:
   Basic                                                                    $         0.51     $         0.50
   Diluted                                                                  $         0.50     $         0.49
Cash dividends declared per share                                           $         0.18     $         0.14
Book value per share                                                        $        16.70     $        15.61
Tangible book value per share (b)                                           $        12.05     $        12.59
Closing stock price at end of period                                        $        27.97     $        22.06
Dividend payout as a percentage of net income                                       35.41%             28.86%
Actual shares outstanding (net of treasury shares)                              10,500,409         10,030,170
Weighted average shares outstanding:
   Basic                                                                        10,560,241         10,056,615
   Diluted                                                                      10,808,007         10,255,705

PERFORMANCE RATIOS (c)
Return on average equity                                                            12.50%             13.00%
Return on average assets                                                             1.25%              1.27%
Non-interest leverage ratio (d)                                                     46.67%             44.12%
Efficiency ratio (e)                                                                53.24%             51.24%
Net interest margin (fully tax equivalent)                                           3.56%              3.70%
Net loan chargeoffs as a percentage of average loans                                 0.26%              0.28%

NET CHARGEOFFS
Gross chargeoffs                                                            $        1,230     $          785
Recoveries                                                                  $          635     $          231
                                                                           ----------------   ----------------
     Net chargeoffs                                                         $          595     $          554
                                                                           -----------------------------------


(a)  Amounts adjusted for a 5% stock dividend issued August 29, 2003.
(b) Excludes balance sheet impact of intangible assets acquired through use of purchase accounting for acquisitions.
(c)  Ratios presented on an annualized basis.
(d) Non-interest income (less securities and asset disposal gains/losses) as a percentage of non-interest expense (less intangible amortization).
(e) Non-interest expense (less intangible amortization) as a percentage of fully tax equivalent net interest income plus non-interest income.

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             PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

                                                                    -----------------------------------
                                                                            Three Months Ended
                                                                                March 31,
(in $000's)                                                               2004                2003
                                                                    -----------------------------------
Interest income                                                     $       21,586      $       22,777
Interest expense                                                             8,038               9,719
                                                                    ---------------    ----------------
     Net interest income                                                    13,548              13,058
Provision for loan losses                                                      794                 831
                                                                    ---------------    ----------------
Net interest income after provision for loan losses                         12,754              12,227
Net gain on securities transactions                                             32                   2
Net gain (loss) on asset disposals                                              30                  (2)
Non-interest income:
    Service charges on deposits                                              2,253               1,725
    Fiduciary revenues                                                         774                 586
    Electronic banking revenues                                                523                 454
    Business owned life insurance                                              416                 365
    Insurance and investment commissions                                       299                 442
    Mortgage banking income                                                    199                 230
    Other non-interest income                                                  361                 133
                                                                    ---------------    ----------------
        Total non-interest income                                            4,825               3,935
Non-interest expense:
    Salaries and benefits                                                    5,389               4,724
    Occupancy and equipment                                                  1,221               1,098
    Data processing and software                                               472                 330
    Professional fees                                                          456                 464
    Amortization of intangible assets                                          401                 201
    Franchise taxes                                                            341                 257
    Bankcard costs                                                             324                 305
    Marketing                                                                  108                 276
    Other non-interest expense                                               1,578               1,464
                                                                    ---------------    ----------------
        Total non-interest expense                                          10,290               9,119
                                                                    ---------------    ----------------
Income before income taxes                                                   7,351               7,043
Income tax expense                                                           1,985               2,029
                                                                    ---------------    ----------------
        Net income                                                  $        5,366      $        5,014
                                                                    ===================================
Fully tax equivalent net interest income                            $       13,962      $       13,450

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               PEOPLES BANCORP INC. CONSOLIDATED AVERAGE BALANCES

                                                      ------------------------------------------------------
                                                                       Three Months Ended
                                                         March 31,        December 31,         March 31,
(in $000's)                                                 2004                2003               2003
                                                      ------------------------------------------------------
Average gross loans                                   $       912,242     $      920,903     $      850,967
Average earning assets                                      1,575,126          1,608,011          1,455,211
Average intangible assets                                      48,652             46,378             30,661
Average total assets                                        1,731,528          1,753,326          1,575,673
Average non-interest-bearing deposits                         135,505            132,263            108,315
Average interest-bearing deposits:
    Savings                                                   170,945            178,886            150,168
    Interest-bearing demand deposits                          262,864            267,029            270,835
    Time deposits                                             460,957            462,919            422,158
        Total average interest bearing deposits               894,766            908,834            843,161
Average stockholders' equity                          $       172,647     $      172,049     $      154,302
                                                      ------------------------------------------------------
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               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                                                     -----------------   -----------------  -----------------
(in $000's, end of period)                                              March 31,          December 31,        March 31,
                                                                           2004                2003               2003
                                                                     -----------------   -----------------  -----------------
LOAN PORTFOLIO
Commercial, mortgage                                                 $        413,167    $        380,372   $        316,115
Commercial, other                                                             102,918             131,697            106,667
Real estate, construction                                                      20,196              21,056             10,523
Real estate, mortgage                                                         299,967             301,726            322,169
Consumer                                                                       74,545              79,926             96,857
Credit card (a)                                                                     -                 221              6,065
                                                                     --------------------------------------------------------
     Total loans                                                     $        910,793    $        914,998   $        858,396

ASSET QUALITY
Allowance for loan losses as a percent of total loans                           1.62%               1.59%              1.55%
Allowance for loan losses as a percent of
    nonperforming loans (b)                                                    214.4%              216.1%             280.6%
Nonperforming loans as a percent of total loans (b)                             0.76%               0.73%              0.55%
Nonperforming assets as a percent of total assets                               0.43%               0.41%              0.34%
Nonperforming assets as a percent of total loans and
other real estate owned
    real estate owned                                                           0.81%               0.78%              0.66%
Nonperforming assets (in $000's, end of period):
   Loans 90 days or more past due                                    $            235    $            188   $            337
   Renegotiated loans                                                $              -    $              -   $            685
   Nonaccrual loans                                                  $          6,656    $          6,556   $          3,741
   Other real estate owned                                           $            470    $            392   $            924
                                                                     -----------------   -----------------  -----------------
        Total nonperforming assets                                   $          7,361    $          7,136   $          5,687

REGULATORY CAPITAL (c)
Tier 1 risk-based capital                                                      13.85%              14.08%             15.43%
Total risk-based capital ratio (Tier 1 and Tier 2)                             15.24%              15.43%             16.79%
Leverage ratio                                                                  8.80%               8.68%             10.56%
Tier 1 capital                                                       $        147,274    $        147,591   $        139,208
Total capital (Tier 1 and Tier 2)                                    $        162,113    $        161,780   $        151,404
Total risk-weighted assets                                           $      1,063,572    $      1,048,295   $        901,973

SUPPLEMENTAL DATA
Trust assets under management                                        $        633,736    $        632,868   $        460,945
Employees (full-time equivalent)                                                  497                 511                451
Full service offices                                                               42                  42                 39
Supermarket offices                                                                 4                   4                  4
ATMs                                                                               32                  32                 30
Announced treasury share plans: (d)
    Total shares authorized for plan                                          425,000             315,000            315,000
    Shares purchased                                                          141,200              61,300             42,000
    Average price                                                    $          29.14    $          27.96   $          20.99
                                                                     -----------------   -----------------  -----------------


(a) Balance at December 31, 2003, represents nonqualifying balances not included in preliminary settlement of the credit card portfolio sale subject to final settlement.
(b) Nonperforming loans include loans 90 days past due and accruing, renegotiated loans and nonaccrual loans.
(c) March 31, 2004 data based on preliminary analysis and is subject to revision.
(d) 2004 data reflects 2004 Stock Repurchase Program of 425,000 shares. 2003 data reflects 2003 Stock Repurchase Program of 315,000 shares. Reflects treasury shares purchased and average price paid for the three-month period ended on the date indicated. All share amounts have been adjusted for stock dividends.

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                PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

                                                                                ------------------     ------------------
(in $000's)                                                                         March 31,            December 31,
                                                                                      2004                   2003
                                                                                ------------------     ------------------
ASSETS
Cash and cash equivalents                                                       $          30,860      $          73,426
Available-for-sale investment securities, at estimated fair value
     (amortized cost of $643,602 at March 31, 2004, and $634,801 at
     December 31, 2003)                                                                   657,300                641,464
Loans held for sale                                                                         2,177                  2,847
Loans, net of unearned interest                                                           910,793                914,998
Allowance for loan losses                                                                 (14,774)               (14,575)
                                                                                ------------------     ------------------
     Net loans                                                                            896,019                900,423
Bank premises and equipment, net of accumulated depreciation                               21,764                 22,155
Goodwill                                                                                   41,989                 41,407
Other intangible assets                                                                     6,928                  7,298
Other real estate owned                                                                       470                    392
Business owned life insurance                                                              43,770                 23,355
Other assets                                                                               20,759                 23,337
                                                                                ------------------     ------------------
          TOTAL ASSETS                                                          $       1,722,036      $       1,736,104
                                                                                ==================     ==================

LIABILITIES
Non-interest-bearing deposits                                                   $         134,284      $         133,709
Interest-bearing deposits                                                                 895,280                894,821
                                                                                ------------------     ------------------
     Total deposits                                                                     1,029,564              1,028,530
Federal funds purchased, securities sold under repurchase agreements,
      and other short term borrowings                                                      87,329                108,768
Long-term borrowings                                                                      390,998                388,647
Junior subordinated notes held by subsidiary trusts                                        29,198                 29,177
Accrued expenses and other liabilities                                                      9,547                 10,102
                                                                                ------------------     ------------------
          TOTAL LIABILITIES                                                             1,546,636              1,565,224

STOCKHOLDERS' EQUITY
Common stock, no par value (24,000,000 shares authorized, 10,709,081 shares issued at March 31, 2004, and
   10,704,938 shares issued at December 31, 2003)                                         160,617                161,005
Accumulated comprehensive income, net of deferred income taxes                              8,930                  4,255
Retained earnings                                                                          11,247                  7,781
Treasury stock, at cost (208,672 shares at March 31, 2004,
   and 101,146 shares at December 31, 2004)                                                (5,394)                (2,161)
                                                                                ------------------     ------------------
          TOTAL STOCKHOLDERS' EQUITY                                                      175,400                170,880
                                                                                ------------------     ------------------
                  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $       1,722,036      $       1,736,104
                                                                                ==================     ==================

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